UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 5, 2013

Date of Report (date of earliest event reported)

AMBARELLA, INC.

(Exact name of Registrant as specified in its charter)

Cayman Islands	001-35667	98-0459628
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

2975 San Ysidro Way

Santa Clara, CA 95051

(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 734-8888

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 5, 2013, the Board of Directors of Ambarella, Inc. (the “Company”) approved a Fiscal Year 2014 Annual Bonus Plan covering executive officers Feng-Ming Wang, George Laplante, Les Kohn, Didier LeGall and Christopher Day. The target bonus for Dr. Wang is 50% of his annual base salary. The target bonus for Messrs. Laplante, Kohn, LeGall and Day is 30% of their respective annual base salaries. Payouts, if any, are to be determined by the Compensation Committee of the Board of Directors under the terms of the plan. In making its determination, the Compensation Committee will consider the Company’s performance against revenue and profitability metrics established by the Board of Directors. The Compensation Committee also will consider each executive officer’s performance against management objectives. The performance weighting is 60% for the revenue metric, 30% for the profitability metric and 10% for the management objective metrics. On target performance is intended to result in a payout at target levels. Above target performance is intended to result in payment above target levels, with a maximum payout equal to 150% of the annual targeted payout. Any annual bonus plan payouts will be made no later than 2 and one-half months following the end of the Company’s 2014 fiscal year.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 11, 2013	Ambarella, Inc.

/s/ George Laplante
George Laplante
Chief Financial Officer